Exhibit 99.1

Ekso Bionics® Announces Reverse Stock Split

RICHMOND, Calif., - March 24, 2020 – Ekso Bionics Holdings, Inc. (the “Company”) (Nasdaq: EKSO), a leading developer of exoskeletons for medical and industrial use, today announced that it will effect a reverse stock split of shares of its common stock at a ratio of 1-for-15, effective as of March 24, 2020 at 1:05 p.m. Pacific time. The Company’s common stock will open for trading on The Nasdaq Capital Market on March 25, 2020 on a split-adjusted basis under the existing trading symbol “EKSO”. The Company’s common stock will trade under a new CUSIP number 282644301 upon the effectiveness of the reverse stock split.

Upon the effectiveness of the reverse stock split, the number of shares of the Company’s outstanding common stock will decrease from approximately 87,438,350 pre-split shares to approximately 5,829,390 post-split shares, with no change in par value per share.

The reverse stock split was approved by the Company’s shareholders at a special meeting held on March 12, 2020, and is primarily intended to raise the per share trading price of the Company’s common stock and, in particular, enable the Company to regain compliance with the minimum bid price requirement for maintaining its listing on The Nasdaq Capital Market. To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 for a minimum of ten consecutive trading days.

No fractional shares will be issued as a result of the reverse stock split. Any holder that would otherwise receive a fractional share of common stock as a result from the reverse stock split will have those shares rounded up to the next whole share.

The reverse stock split will affect all issued and outstanding shares of the Company’s common stock, as well as the number of shares of common stock available for issuance under the Company’s outstanding stock options and warrants. The reverse stock split will reduce the number of shares of common stock issuable upon the exercise of stock options or warrants outstanding immediately prior to the reverse stock split and correspondingly increase the respective exercise prices. The reverse stock split will not be accompanied by a proportional reduction in the number of authorized shares of the Company’s common stock. The reverse stock split will affect all shareholders uniformly and will not significantly alter any shareholder’s percentage interest in the Company’s equity.

Stockholders who hold their shares electronically in book-entry form at a brokerage firm or through the Ekso Bionics, Inc. 401(k) plan need not take any action, as their shares will be automatically adjusted by their brokerage firm or trustee of the 401(k) plan, as applicable, to reflect the reverse stock split. Beneficial holders may contact their bank, broker or nominee with any questions regarding the procedure of implementing the reverse stock split. Stockholders holding share certificates may request to receive information from VStock Transfer, LLC, the Company’s transfer agent, regarding the process for exchanging their shares of common stock. Shareholders with questions may contact VStock Transfer by calling +1 (212) 828-8436.

Additional information regarding the reverse stock split can be found in the Company’s Definitive Proxy Statement on Schedule 14A (Form DEF14A), filed with the SEC on February 10, 2020, and posted on the Company’s website at www.eksobionics.com.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the timing and effectiveness of the reverse stock split and the Company’s ability to maintain its listing on The Nasdaq Capital Market (including its ability to achieve or maintain the minimum bid price required by The Nasdaq Capital Market and to comply with other requirements for listing on The Nasdaq Capital Market). Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current plans, objectives, beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the price and volume fluctuations in trading of the Company’s common stock, the potential adverse effect of the reduced number of shares outstanding following the reverse stock split on the liquidity of the Company’s common stock, potentially adverse Nasdaq decisions related to the listing of the Company’s common stock on the Nasdaq Capital Market. These and other factors are identified and described in more detail in the Company’s filings with the SEC. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to our Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Media Contact:

Carrie Yamond Mas

917-371-2320

cmas@eksobionics.com

Investor Contact:

David Carey

212-867-1768

investors@eksobionics.com